Exhibit 99.2

Houston, Texas USA
Beijing, P.R. China
Taiyuan City, P.R. China

News Release: 2013-02

Far East Energy Secures $60 Million for Drilling, Production,

Reserves Development and ODP Submission

Houston, Texas – January 16, 2013 - Far East Energy Corporation (OTCBB:FEEC), a U.S. listed company operating the Shouyang Coalbed Methane (CBM) Block in Shanxi Province, People’s Republic of China, is now pleased to confirm the completion and funding of a private placement of $60 million of senior secured notes with a three year term and associated warrants, combined with the decision by Standard Chartered Bank to roll forward $21 million of its existing $25.125 million credit facility (the “SCB credit facility”) for one year.

“We are thrilled with our new investment group,” said Michael R. McElwrath, CEO and President, “and we are also quite pleased that Standard Chartered Bank rolled forward eighty percent of the current SCB credit facility and is continuing its strong support of the Company and its Shouyang Project. Access to this combination of capital provides the funding for a major drilling program that should enable the company to realize much of the vast potential of the Shouyang CBM block.”

Far East will utilize the proceeds for drilling and completion of wells in its Shouyang Block; construction of associated gathering and compression facilities; development of an overall development plan for the 1-H Pilot area; repayment of $4.125 million of principal outstanding under the SCB credit facility, together with all capitalized and accrued interest and an amendment fee; and general corporate purposes.

Far East intends to implement two main drilling programs: (i) drill additional wells in its core production development area in the north portion of the Shouyang Block to accelerate progress towards increased gas production and sales levels, and (ii) drill additional appraisal wells in the south, west and east sections of the block to enhance reserves and ensure that the Company retains the highest potential portions of the block in future PSC extensions. Drilling rigs and crews are ready to be mobilized and, subject to weather and seasonal factors, new well drilling is expected to commence during Q1 2013.

“With a four-year PSC extension now in place for Shouyang, proved reserves under U.S. standards, and an existing gas pipeline off-take contract, as well as the support of our exceptional Chinese partner, China United Coalbed Methane Corporation (CUCBM), we look forward to a year focused upon intensive drilling activity in addition to increased gas marketing activities and the accomplishment of an ODP,” said McElwrath.

363 N. Sam Houston Parkway E., Suite 380 Houston, TX 77060 Telephone: 832-598-0470 Facsimile: 832-598-0479

Floor 30, Tower A, Tian Yuan Gang Center C2, North Road, East Third Ring Road, Chaoyang District, Beijing, 100027 P.R. China
Telephone: 011-86-10-8441-7070 Facsimile: 011-86-10-8441-7685

McElwrath continued, “We believe that, in combination, these factors underline the significant progress made on the Shouyang Project over the past year. The financing proceeds and extension of a significant portion of the SCB credit facility provide us with the means to move the project into full development and to access long term debt funding for the Company. Speaking on behalf of the entire management team, we are very pleased with this outcome.”

Knight Capital Americas LLC acted as advisory agent in connection with the private placement.

Far East will advise shortly on a date and time for a conference call with investors and analysts to update the market on this financing, developments during 2012, and plans for 2013.

Far East Energy Corporation

Based in Houston, Texas, with offices in Beijing, and Taiyuan City, China, Far East Energy Corporation is focused on coalbed methane exploration and development in China.

This press release contains forward-looking statements. Forward-looking statements give Far East Energy Corporation’s current expectations or forecasts of future events based on management's beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in Far East Energy Corporation’s filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Forward-looking statements in this press release relate to, among other things, the use of proceeds from the private placement and planned activities. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. The forward-looking statements speak only as of the date made and, other than as required by law, Far East Energy Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investor Relations – 281-606-1600	Bruce N. Huff – 832-598-0470
Far East Energy Corporation	Far East Energy Corporation
Investorrelations@fareastenergy.com	bhuff@fareastenergy.com

Catherine Gay – 832-598-0470
Far East Energy Corporation
cgay@fareastenergy.com

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